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                                  EXHIBIT (10o)


                                  CONFIDENTIAL


December 8, 1999



Mr. Michael E. Delaney
1802 Tiffany Place
Greensboro, NC  27408

Dear Mike:

I am pleased to extend an offer of employment to you as the Senior Vice President of Unifi, Inc., effective January 1, 2000. In this capacity, you will report to me and be accountable for establishing and leading a best-of-class marketing infrastructure for Unifi. Specific duties include strategic business planning and budgeting, the comprehensive integration of commercial activity into a unified branding strategy, the successful implementation of that strategy and all other marketing-related activity. You will be expected to interact very closely with customers to develop the commercial insights required for relevant marketing positioning and campaigns. You will be expected to collaborate closely with manufacturing, procurement, product development and executive management as you develop and implement your plans. You will be responsible for the development of e-commerce as it relates to the commercial strategy of our company. You will also be responsible for planning and staffing the marketing department as well as developing the processes that will enable successful implementation of marketing programs.

The details of your compensation and benefits package, provided you accept our offer, consists of the following:

1.       Base Salary
         Your base annual salary, effective upon your commencement of employment with Unifi is $225,000 to be paid at regular intervals in accordance with the general practices of the company.

2.       Bonus Opportunity
         Based on the Board of Directors Compensation Committee's recommendation achieving an earnings per share target of $1.10 for fiscal year 2000 would provide a bonus of 50% of your base compensation. The bonus for fiscal year 2000 is based on a sliding scale and phases out below $.90 per share with an up-side potential above $1.10 per share. The maximum bonus is equal to 100% of base salary. Please note that 50% of your bonus will be paid in Unifi shares and will be matched with an equal number. Should you elect to take a greater portion of


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         your bonus in stock, it, too, will be matched. The matching shares will vest over a three-year period beginning on the date of the match. The purpose of this is to help you achieve your obligation to hold three times your salary in stock.

3.       Stock Grant
         A grant of 5,000 restricted shares of common stock will be awarded effective with your start date. These shares will vest over a five-year period beginning on the day of the grant. You should be aware that, as a member of executive management, you will be expected to build toward and maintain a position in Unifi stock equal to three-times the value of your base salary.

4.       Options Award
         An award of options in common stock will be granted effective with your start date. The number of options to be received is equal to three times annual base compensation divided by the average share price on the date of the award. The options will vest over a five-year period beginning on the date of the option grant.

5.       Automobile Allowance
         An automobile allowance of $1,000 per month will be paid on the first day of each month. Additionally, Unifi will reimburse for actual auto expenses such as gas, oil, cleaning and normal repairs. Insurance costs and property taxes are not reimbursable.

6.       Life Insurance
         A split dollar life insurance package will be provided which will have a death benefit equal to three times annual base salary.

7.       Company Benefits
         You will participate in all company life, health, medical and dental plans as well as profit sharing and 401-K plans when eligible under the specific plan guidelines.

         a) The company contribution to the profit sharing plan is discretionary based on the Board of Directors' recommendation, however, for the past three years, the contribution for an individual with a base salary of $225,000 would have been approximately $18,000.

         b)       The 401-K plan does not provide a company match.

8.       Signing Agreement
         Unifi recognizes that you are due a performance bonus from your current employer equal to 30% of your current base salary. Depending on Volvo's decision as to the amount of bonus paid subsequent to your resignation, Unifi will make up the difference equal to the anticipated 1999 Volvo bonus. For example, assuming a 30% bonus of your $177,000 base ($53,100), should Volvo decide to pay you a lower bonus of $30,000, Unifi will pay you an additional $23,100 to keep you whole at your total expected bonus of $53,100.

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9.       Severance Understanding
         In the unlikely event that some circumstance should occur beyond your control resulting in a separation of employment, Unifi will pay you your base salary for a period of twelve months except in the case of disciplinary termination.

Mike, I think you will make a strong member of our executive team and I look forward to welcoming you to Unifi. Please let me know if you have any questions and I look forward to hearing from you as soon as possible.

Sincerely,



Brian Parke
President and Chief Operating Officer
Unifi, Inc.





Accepted by:    MICHAEL E. DELANEY                     December 21, 1999
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                Michael E. Delaney                            Date